Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Danaher Corporation for the registration of debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts and units and to the incorporation by reference therein of our report dated February 22, 2006, except for Note 18, as to which our date is March 14, 2006, with respect to the consolidated financial statements and schedule of Danaher Corporation and subsidiaries, and of our report dated February 22, 2006 with respect to Danaher Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Danaher Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 13, 2006